Exhibit 12: Statement Re Computation of Ratios

Ratio of Earnings to Fixed Charges:
(in thousands)


                                      Three Months Ended        Nine Months Ended
                                        September 30,             September 30,
                                      1998         1997         1998         1997
---------------------------------------------- ------------ ------------ ------------
1.  Income before taxes              $ 37,949     $ 36,268     $108,856     $ 90,597

2.  Fixed charges:
   a.  Interest expense              $ 61,402     $ 60,446     $181,936     $171,844
   b.  Interest component of         $    667     $    600     $  2,088     $  1,773
       rent expense
---------------------------------------------- ------------ ------------ ------------
   c.  Total fixed charges           $ 62,069     $ 61,046     $184,024     $173,617
       (line 2a.+ line 2b.)
   d.  Interest on deposits          $ 48,677     $ 50,247     $146,555     $144,754
---------------------------------------------- ------------ ------------ ------------
   e.  Fixed charges excluding
       interest on deposits          $ 13,392     $ 10,799     $ 37,469     $ 28,863
       (line 2c.-line 2d.)
---------------------------------------------- ------------ ------------ ------------
3. Income before taxes plus
   fixed charges:
   a.  Including interest on
       deposits (line 1.+ line       $100,018     $ 97,314     $292,880     $264,214
       2c.)
   b.  Excluding interest on
       deposits (line 1.+ line       $ 51,341     $ 47,067     $146,325     $119,460
       2e.)
---------------------------------------------- ------------ ------------ ------------
4. Ratio of earnings to fixed
   charges:
   a.  Including interest on
       deposits (line 3a.                 1.61         1.59         1.59         1.52
       divided by line 2c.)
   b.  Excluding interest on
       deposits (line 3b.                 3.83         4.36         3.91         4.14
       divided by line 2e.)
---------------------------------------------- ------------ ------------ ------------


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